LifeVantage Announces Financial Results for the
Third Quarter of Fiscal 2021
Revenue of $51.6 Million
Third Quarter Adjusted EPS Increased 53.8% Year over Year
Salt Lake City, UT, April 29, 2021, LifeVantage Corporation (Nasdaq: LFVN) today reported financial results for its third quarter ended March 31, 2021.
Third Quarter Fiscal 2021 Summary:
•Revenue of $51.6 million, a decrease of 8.0% from the prior year period and a decline of 12.6% sequentially;
•Total active accounts decreased 4.0% compared to the prior year period while declining 3.4% sequentially to 168,000. The year over year decline included declines in distributors of 4.5% and customers of 3.7%. Compared to the second quarter of fiscal 2021, distributors declined by 6.0% and customers declined by 1.9%;
•Earnings per diluted share were $0.12, up 9.1% over the prior year period and down 53.8% sequentially;
•Adjusted earnings per diluted share were $0.20, up 53.8% compared to $0.13 in the prior year period and down 20.0% sequentially;
•Adjusted EBITDA decreased 5.7% to $4.8 million compared to the prior year period and decreased 28.4% sequentially;
•Repurchased 213,000, or $2.0 million, of common shares; and
•Strong balance sheet with $19.0 million of cash and no debt.

“While third quarter results did not meet our expectations, the strategies we’ve been implementing to drive improved operating performance are starting to have an impact, which we believe will drive favorable results over the next couple quarters,” said Steve Fife, Chief Executive Officer and Chief Financial Officer of LifeVantage. “Supply chain challenges related to COVID-19 were a factor in the third quarter, causing delays in new product launches due to raw material shortages. Despite a more challenging environment in the third quarter that resulted in an 8% decline in revenue, we still grew adjusted earnings per share by 54% to $0.20 per share compared to the prior year period. We’re very encouraged by our ongoing efforts to drive engagement and alignment across our field organization. Trends improved as the quarter progressed and recent activity by our top producers demonstrates their strong commitment to growth through a combined focus on both core competencies and new product offerings. We remain confident in our business model and strategic direction and are well positioned to drive long-term shareholder value.”

Third Quarter Fiscal 2021 Results
For the third fiscal quarter ended March 31, 2021, the Company reported revenue of $51.6 million, an 8.0% decrease compared to the third quarter of fiscal 2020. Revenue in the Americas for the third quarter of fiscal 2021 decreased 9.4% compared to the third quarter of fiscal 2020 and revenue in the Asia/Pacific & Europe region decreased 4.7% compared to the third quarter of fiscal 2020. Revenue for the third quarter of fiscal 2021 was positively impacted $0.9 million, or 1.6%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the third quarter of fiscal 2020.
Gross profit for the third quarter of fiscal 2021 was $42.8 million, or 82.9% of revenue, compared to $47.0 million, or 83.8% of revenue, for the same period in fiscal 2020. The decrease in gross margin as a percentage of revenue is primarily due to increased shipping to customer expenses due to COVID-19, decreased fee revenues as a result of fewer in-person distributor events being held during the current year period due to the COVID-19 pandemic, and shifts in geographic and product sales mix.
Commissions and incentives expense for the third quarter of fiscal 2021 was $25.2 million, or 48.8% of revenue, compared to $26.7 million, or 47.6% of revenue, for the same period in fiscal 2020. The increase in commissions and incentives expense as a percentage of revenue is due mainly to increased costs and accruals associated with distributor recognition events and incentive trip promotions.
Selling, general and administrative (SG&A) expense for the third quarter of fiscal 2021 was $15.5 million, or 30.1% of revenue, compared to $17.3 million, or 30.8% of revenue, for the same period in fiscal 2020. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the third quarter of fiscal 2021 were $14.4 million, or 27.9% of revenue, compared to adjusted non-GAAP SG&A expenses for the third quarter of fiscal 2020 of $16.9 million, or 30.2% of revenue. The year over year decrease in non-GAAP SG&A expenses was primarily due to decreased event and travel expenses as well as decreased stock and incentive compensation expenses partially due to the departure of executives.

Operating income for the third quarter of fiscal 2021 was $2.1 million, or 4.0% of revenue, compared to $3.0 million, or 5.4% of revenue, for the third quarter of fiscal 2020. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the third quarter of fiscal 2021 was $3.2 million, or 6.2% of revenue, compared to $3.4 million, or 6.0% of revenue, for the third quarter of fiscal 2020.
Net income for the third quarter of fiscal 2021 was $1.7 million, or $0.12 per diluted share. This compares to net income for the third quarter of fiscal 2020 of $1.7 million, or $0.11 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the third quarter of fiscal 2021 increased 48.8% year over year, to $2.8 million, or $0.20 per diluted share. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the third quarter of fiscal 2020 was $1.9 million, or $0.13 per diluted share. The Company’s effective tax rate decreased to 5.8% in the third quarter of fiscal 2021 compared to 37.7% in the prior year period. The decrease in the current year tax rate positively impacted adjusted earnings per share by approximately $0.07.

Adjusted EBITDA decreased 5.7% to $4.8 million for the third quarter of fiscal 2021, compared to $5.1 million for the comparable period in fiscal 2020.
Fiscal 2021 First Nine Month Results
For the first nine months of fiscal 2021, the Company reported revenue of $165.4 million, a decrease of 4.7% as compared to $173.5 million for the first nine months of fiscal 2020. In the first nine months of fiscal 2021, revenue in the Americas decreased 6.2% and revenue in Asia/Pacific & Europe decreased 1.0%. Revenue for the first nine months of fiscal 2021 was positively impacted $1.8 million, or 1.0%, by foreign currency fluctuations associated with revenue generated in international markets when compared to the first nine months of fiscal 2020.
Gross profit for the first nine months of fiscal 2021 was $137.0 million, or 82.8% of revenue, compared to $145.0 million, or 83.6% of revenue, for the first nine months of fiscal 2020. The decrease in gross margin as a percentage of revenue is primarily due to increased shipping expenses, decreased fee revenues as a result of fewer distributor meetings in conjunction with the COVID-19 pandemic, as well as shifts in geographic and product sales mix.

Commissions and incentives expense for the first nine months of fiscal 2021 was $77.9 million, or 47.1% of revenue, compared to $82.7 million, or 47.6% of revenue, for the same period in fiscal 2020. Commissions and incentives expense as a percentage of revenue decreased during the comparable periods due to the timing and magnitude of investments in our promotional and incentive programs and our red carpet program.

SG&A expense for the first nine months of fiscal 2021 was $48.0 million, or 29.0% of revenue, compared to $53.1 million, or 30.6% of revenue, for the same period in fiscal 2020. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the first nine months of fiscal 2021 were $45.7 million, or 27.6% of revenue, compared to adjusted non-GAAP SG&A expenses for the first nine months of fiscal 2020 of $52.3 million, or 30.1% of revenue. The year over year decrease in non-GAAP SG&A expenses was primarily due to the cancellation of in-person events and decreased travel expenses related to the restrictions associated with the COVID-19 pandemic, as well as lower stock and incentive compensation expenses due in part to the departure of executives.

Operating income for the first nine months of fiscal 2021 was $11.0 million, or 6.7% of revenue, compared to $9.3 million, or 5.3% of revenue, for the first nine months of fiscal 2020. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the first nine months of fiscal 2021 was $13.4 million, or 8.1% of revenue, compared to $10.0 million, or 5.8% of revenue, for the same period in fiscal 2020.
Net income for the first nine months of fiscal 2021 was $8.0 million, or $0.55 per diluted share compared to $7.7 million, or $0.53 per diluted share for the first nine months ended 2020. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the first nine months of fiscal 2021 increased 19.3% to $10.0 million, or $0.69 per diluted share. This compares to adjusted non-GAAP net income for the first nine months of fiscal 2020 of $8.4 million, or $0.57 per diluted share. On a non-GAAP basis, the Company’s effective tax rate increased to 24.0% in the first nine months of fiscal 2021 compared to an effective tax rate of 10.6% in the prior year period. The increase in the current year tax rate negatively impacted adjusted earnings per share by approximately $0.12.

Adjusted EBITDA increased 15.6% to $18.2 million for the first nine months of fiscal 2021, compared to $15.8 million for the comparable period in fiscal 2020.
Balance Sheet & Liquidity
The Company generated $7.9 million of cash from operations during the first nine months of fiscal 2021 compared to $9.0 million in the same period in fiscal 2020. The Company's cash and cash equivalents at March 31, 2021 were $19.0 million, compared to $22.1 million at June 30, 2020. The Company had no debt outstanding at March 31, 2021 and June 30, 2020, respectively. During the third quarter of fiscal 2021, the Company repurchased approximately 213,000 common shares for $2.0 million under its share repurchase program.
Fiscal Year 2021 Guidance
The Company is updating its outlook for fiscal 2021 adjusted net income and adjusted EBITDA, and now anticipates fiscal 2021 revenue to be between $220 million to $223 million, reflecting the impact we’ve experienced due to COVID-19 on our consumer base and delays in the timing of our product and geographic launches. The Company expects to generate adjusted EBITDA of $24 million to $25 million, with adjusted earnings per share in the range of $0.90 to $0.93, which assumes a full year tax rate of approximately 26%. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2021. This guidance reflects the current trends in the business and the Company’s current view as to the impact of the COVID-19 pandemic on its business. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2021 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, May 6, 2021, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13718784, or (412) 317-6671 from international locations, and entering confirmation code 13718784.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations or directly at
http://public.viavid.com/index.php?id=144402.The webcast will be archived for approximately 30 days.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics, a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+, ProBio and Daily Wellness dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected financial performance. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contacts:

Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share data)	March 31, 2021	June 30, 2020
ASSETS
Current assets
Cash and cash equivalents	$18,955	$22,138
Accounts receivable	3,307	2,610
Income tax receivable	764	—
Inventory, net	14,820	13,888
Prepaid expenses and other	5,774	5,232
Total current assets	43,620	43,868

Property and equipment, net	11,428	7,170
Right-of-use assets	13,579	956
Intangible assets, net	752	851
Deferred income tax asset	1,823	2,164
Equity securities	2,205	2,205
Other long-term assets	1,712	1,663
TOTAL ASSETS	$75,119	$58,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,161	$3,521
Commissions payable	7,929	9,219
Income tax payable	358	784
Lease liabilities	1,639	1,184
Other accrued expenses	7,190	10,311
Total current liabilities	22,277	25,019

Long-term lease liabilities	16,195	—
Other long-term liabilities	1,019	604
Total liabilities	39,491	25,623
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 13,989 and 14,313 issued and outstanding as of March 31, 2021 and June 30, 2020, respectively	1	1
Additional paid-in capital	128,842	126,416
Accumulated deficit	(93,320)	(93,307)
Accumulated other comprehensive income	105	144
Total stockholders’ equity	35,628	33,254
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$75,119	$58,877

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenue, net	$51,570	$56,077	$165,405	$173,547
Cost of sales	8,818	9,095	28,404	28,515
Gross profit	42,752	46,982	137,001	145,032

Operating expenses:
Commissions and incentives	25,154	26,668	77,939	82,677
Selling, general and administrative	15,510	17,281	48,027	53,098
Total operating expenses	40,664	43,949	125,966	135,775
Operating income	2,088	3,033	11,035	9,257

Other expense:
Interest expense, net	(2)	(30)	(17)	(119)
Other expense, net	(255)	(337)	(263)	(565)
Total other expense	(257)	(367)	(280)	(684)
Income before income taxes	1,831	2,666	10,755	8,573
Income tax expense	(107)	(1,005)	(2,768)	(848)
Net income	$1,724	$1,661	$7,987	$7,725
Net income per share:
Basic	$0.12	$0.12	$0.56	$0.55
Diluted	$0.12	$0.11	$0.55	$0.53
Weighted-average shares outstanding:
Basic	14,071	14,252	14,175	14,054
Diluted	14,212	14,689	14,420	14,592

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region
	(unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
(In thousands)	2021		2020		2021		2020
Americas	$36,421	71%	$40,181	72%	$116,980	71%	$124,646	72%
Asia/Pacific & Europe	15,149	29%	15,896	28%	48,425	29%	48,901	28%
Total	$51,570	100%	$56,077	100%	$165,405	100%	$173,547	100%

	Active Accounts
	(unaudited)

	As of March 31,
	2021		2020		Change from Prior Year	Percent Change
Active Independent Distributors (1)
Americas	42,000	67%	44,000	67%	(2,000)	(4.5)%
Asia/Pacific & Europe	21,000	33%	22,000	33%	(1,000)	(4.5)%
Total Active Independent Distributors	63,000	100%	66,000	100%	(3,000)	(4.5)%

Active Customers (2)
Americas	79,000	75%	85,000	78%	(6,000)	(7.1)%
Asia/Pacific & Europe	26,000	25%	24,000	22%	2,000	8.3%
Total Active Customers	105,000	100%	109,000	100%	(4,000)	(3.7)%

Active Accounts (3)
Americas	121,000	72%	129,000	74%	(8,000)	(6.2)%
Asia/Pacific & Europe	47,000	28%	46,000	26%	1,000	2.2%
Total Active Accounts	168,000	100%	175,000	100%	(7,000)	(4.0)%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Distributor accounts and Active Customer accounts.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2021	2020	2021	2020
GAAP Net income	$1,724	$1,661	$7,987	$7,725
Interest Expense	2	30	17	119
Provision for income taxes	107	1,005	2,768	848
Depreciation and amortization(1)	860	708	2,643	1,953
Non-GAAP EBITDA:	2,693	3,404	13,415	10,645
Adjustments:
Stock compensation expense	668	1,163	2,115	4,081
Other expense, net	255	337	263	565
Other adjustments(2)	1,184	186	2,436	472
Total adjustments	2,107	1,686	4,814	5,118
Non-GAAP Adjusted EBITDA	$4,800	$5,090	$18,229	$15,763

(1) Includes $101,000 of accelerated depreciation related to a change in lease term and $335,000 leasehold depreciation for the nine months ended March 31, 2021. Includes $152,000 of accelerated depreciation related to a change in lease term for the nine months ended March 31, 2020.

(2) Other adjustments breakout:
Class-action lawsuit expenses	$645	$182	$858	$369
Executive team severance expenses, net	168	—	691	—
Executive team recruiting and transition expenses	371	—	392	—
Lease abandonment	—	—	495	—
Other nonrecurring legal and accounting expenses	—	4	—	103
Total adjustments	$1,184	$186	$2,436	$472

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2021	2020	2021	2020
GAAP Net income	$1,724	$1,661	$7,987	$7,725
Adjustments:
Executive team severance expenses, net(1)	112	—	185	—
Executive team recruiting and transition expenses	371	—	392	—
Class-action lawsuit expenses	645	182	858	369
Other nonrecurring legal and accounting expenses	—	4	—	103
Accelerated depreciation related to change in lease term	—	152	101	304
Lease abandonment(2)	—	—	830	—
Tax impact of adjustments	(66)	(127)	(380)	(141)
Total adjustments, net of tax	1,062	211	1,986	635
Non-GAAP Net Income:	$2,786	$1,872	$9,973	$8,360

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Diluted earnings per share, as reported	$0.12	$0.11	$0.55	$0.53
Total adjustments, net of tax	0.07	0.01	0.14	0.04
Non-GAAP adjusted diluted earnings per share(3)	$0.20	$0.13	$0.69	$0.57

(1) Net of $56,000 and $506,000 of compensation expense benefit related to unvested stock award reversals for the three and nine months ended March 31, 2021, respectively.
(2) Includes remaining lease rent expense of $495,000 and leasehold depreciation of $335,000 for the nine months ended March 31, 2021.
(3) May not add due to rounding.